Registration No. 33-
___________________________________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               __________

                                FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                               __________
               U.  S.  T R U S T   C O R P O R A T I O N
        (Exact name of registrant as specified in its charter)

            New York                          13-3818952
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)          Identification No.)

       114 West 47th Street
       New York, New York                     10036-1532
 (Address of Principal Executive Offices)     (Zip Code)

                        401(k) PLAN AND ESOP OF
              UNITED STATES TRUST COMPANY OF NEW YORK AND
                         AFFILIATED COMPANIES
                       (Full title of the plan)

                          CAROL A. STRICKLAND
                               Secretary
                         U.S. TRUST CORPORATION
                          114 West 47th Street
                     New York, New York  10036-1532
                (Name and address of agent for service)

                            (212) 852-1000
    (Telephone number, including area code, of agent for service)

                                Copy to:
                          Bernard Cedarbaum
                      Carter, Ledyard & Milburn
                             2 Wall Street
                      New York, New York  10005
                        CALCULATION OF REGISTRATION FEE
________________________________________________________________

                                   Proposed     Proposed
                                   maximum      maximum
Title of secu-                     offering     aggregate    Amount of
 rities to be     Amount to be     price per    offering     registra-
registered(1)     registered(2)    share        price        tion fee

Common Shares,
 par value
 $1 per share      400,000 shares  $41-3/8(3)  $16,550,000(3) $5,706.90

 Rights to Purchase
 Series A
 Participating
 Cumulative
 Preferred Shares  400,000 rights    --   (4)       --     (4)    None

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan"). Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to these Plan interests.

(2) The securities being registered are those which may be acquired by the Plan for investment in its U.S.T. Corp. Stock
    Fund.

(3) Calculated pursuant to Rule 457(h) and (c) upon the basis of the average of the high and low prices ($41-3/4 and $41) of a Common Share as quoted on the NASDAQ National Market System on August 29, 1995.

(4) Included in the offering price of the Common Shares being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Rights to Purchase the Registrant's Series A Participating Cumulative Preferred Shares (the "Rights"), the Rights will be transferable only with the Common Shares and will be evidenced by the certificates evidencing the Common Shares.

    This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                   PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant and the Plan hereby incorporate by reference the following documents into this Registration
Statement:

         (a) The Registrant's Registration Statement on Form 10 dated February 9, 1995 (Commission File No. 0-20469), for the registration of the Common Shares pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, and June 30, 1995.

         (c) The Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1994.

         (d) The description of the Common Shares contained in the abovementioned Registration Statement on Form 10, including any amendments or reports hereafter filed for the purpose of updating such description.

         (e) The description of the Rights contained in the Registrant's Registration Statement on Form 8-A dated September
5, 1995, for the registration of the Rights pursuant to Section
12(g) of the Exchange Act.

         In addition, all documents subsequently filed by the Registrant and the Plan with the Securities and Exchange
Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.       Indemnification of Directors and Officers.

         Article V of the By-Laws of the Registrant provides as follows:

         "The Corporation shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether or not by or in the right of the Corporation or of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, by reason of the fact that such person, his testator or intestate, is or was a director or officer of the Corporation or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein; provided that (a) no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (b) no indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding, or any other disposition thereof except a final adjudication, unless the Corporation has consented to such settlement or other disposition and (c) the Corporation shall not be obligated to indemnify any person by reason of the adoption of this Article V if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Article V.


         "Reasonable expenses, including attorneys' fees, incurred in defending any action or proceeding, whether threatened or pending, shall be paid or reimbursed by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnifica-tion to repay such amount to the Corporation to the extent, if any, such person is ultimately found not to be entitled to indemnification.

         "Notwithstanding any other provision hereof, no repeal of this Article V, or amendment hereof or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such repeal or amendment or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

         "The Corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys' fees, to the extent permitted by law, but the Corporation's failure to do so shall not in any manner affect or limit the rights provided for by this Article V or otherwise.

         "For purposes of this Article V, the term 'Corporation' shall include any legal successor to the Corporation, includ-ing any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.
    For purposes of this Article V, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

         "The rights granted pursuant to or provided by the foregoing provisions of this Article V shall be in addition to and shall not be exclusive of any other rights to indemnifica-tion and expenses to which any person may otherwise be entitled under any statute, rule, regulation, certificate of incorporation, bylaw, agreement or otherwise."

         Section 721 of the New York Business Corporation Law (the "B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant under Article
V of its By-Laws if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Article V of the Registrant's By-Laws includes the foregoing statutory language.

         The rights granted under Article V of the By-Laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys' fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L.
Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees," actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L.
Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

         A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726). The Registrant has purchased insurance covering expenditures by it and its subsidiaries which might arise in connection with the lawful indemnification of directors and officers for certain liabilities and expenses and insurance insuring directors and officers of the Registrant and its subsidiaries against certain other liabilities and expenses.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.       Exhibits.

         See the Exhibit Index on page 15 of this Registration
Statement.

Item 9.       Undertakings.

         (1)  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registra-tion statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effec-tive amendment is contained in periodic reports filed by the Registrant or the Plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registra-tion Statement (or the most recent post-effective amendment hereof) which, individually or in the ag-gregate, represent a fundamental change in the informa-tion set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant or the Plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration State-ment.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of (i) the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, and (ii) the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement, shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on September 5, 1995.


                        U.S. TRUST CORPORATION



                        By:/s/Richard E. Brinkmann
                            Richard E. Brinkmann,
                            Senior Vice President and Comptroller


                        POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes H. Marshall Schwarz, Jeffrey S. Maurer and Richard E. Brinkmann, and each of them singly, his true and lawful attorneys
- -in-fact with full power to execute in the name of such person, in the capacities stated below, and to file with the Securities and Exchange Commission, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 5, 1995, by the following persons in the capacities indicated:

Signature                                Title
- ---------                                -----


/s/H. Marshall Schwarz            Chairman of the Board and Chief
H. Marshall Schwarz               Executive Officer
                                  (Principal Executive Officer)



/s/John L. Kirby                  Senior Vice President and Treasurer
John L. Kirby                     (Principal Financial  Officer)




/s/Richard E. Brinkmann           Senior Vice President and
Richard E. Brinkmann              Comptroller
                                  (Principal Accounting Officer)



/s/Eleanor Baum                   Director
Eleanor Baum



/s/Samuel C. Butler               Director
Samuel C. Butler



/s/Peter O. Crisp                 Director
Peter O. Crisp



/s/Daniel P. Davison              Director
Daniel P. Davison

Signature                         Title
- ---------                         -----


/s/Philippe de Montebello         Director
Philippe de Montebello



/s/Paul W. Douglas                Director
Paul W. Douglas



/s/Antonia M. Grumbach            Director
Antonia M. Grumbach



/s/Frederic C. Hamilton           Director
Frederic C. Hamilton



/s/Peter L. Malkin                Director
Peter L. Malkin



/s/Jeffrey S. Maurer              Director
Jeffrey S. Maurer



/s/Orson D. Munn                  Director
Orson D. Munn



                                  Director
Philip L. Smith

Signature                         Title
- ---------                         -----


/s/John Hoyt Stookey              Director
John Hoyt Stookey



/s/Frederick B. Taylor            Director
Frederick B. Taylor



/s/Richard F. Tucker              Director
Richard F. Tucker



                                  Director
Carroll L. Wainwright, Jr.



/s/Robert N. Wilson               Director
Robert N. Wilson



/s/Ruth A. Wooden                 Director
Ruth A. Wooden

The Plan

     Pursuant to the requirements of the Securities Act of 1933, the Committee which administers the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on September 5, 1995.


                              401(k) PLAN AND ESOP OF UNITED
                              STATES TRUST COMPANY OF NEW YORK AND
                              AFFILIATED COMPANIES



                              By:/s/John L. Kirby
                                 John L. Kirby
                                 Committee Chairman

                          EXHIBIT INDEX




Exhibit No.

(4)(a)*- Rights Agreement dated as of September 1, 1995, between the Registrant and First Chicago Trust Company of New York, as Rights Agent, filed on September 5, 1995, as
         Exhibit 1 to the Registrant's Registration Statement on Form 8-A for the registration under Section 12(g) of the Exchange Act of Rights to Purchase the Registrant's Series A Participating Cumulative Preferred Shares.

(4)(b) - Restated Certificate of Incorporation of the Registrant, setting forth the preferences, limitations and relative rights of the Registrant's Series A Participating
         Cumulative Preferred Shares.

 (5) - Internal Revenue Service ("IRS") determination letter dated July 27, 1995, that the Plan is qualified under
         Section 401 of the Internal Revenue Code.

         No opinion of counsel is required as to the legality of the securities being registered hereby inasmuch as no original issuance securities have been or will be utilized in the U.S.T. Corp. Stock Fund of the Plan.

(23) -   Consent of Coopers & Lybrand L.L.P.

(24) -   Powers of Attorney (included on page 10 of this
         Registration Statement).
___________
    *Incorporated herein by reference.

                       EXHIBIT 4(b)

										Exhibit 4(b)
                                 RESTATED
                       CERTIFICATE OF INCORPORATION
                                   OF
                       NEW USTC HOLDINGS CORPORATION

                         Under Section 807 of the
                         Business Corporation Law

The undersigned, being the Chairman of the Board and the Secretary, respectively, of NEW USTC HOLDINGS CORPORATION (the "Corporation"), hereby certify:

1. The name of the Corporation, which is the name under which it was formed, is NEW USTC HOLDINGS CORPORATION.

2. The certificate of incorporation of the Corporation was filed by the Department of State on January 20, 1995 (the "Certificate of
Incorporation").

3. The Certificate of Incorporation is hereby amended to effect the following changes authorized by Article 8 of the Business Corporation Law:

(a) To make additions to the corporate purposes of the Corporation, as set forth in Article FIRST of this restated certificate of incorporation (this "Restated Certificate of Incorporation");

(b) To grant authority to the Board of Directors to establish and designate the relative rights, preferences and limitations of each class of shares, as set forth in Article FOURTH of this Restated Certificate of Incorporation;

(c) To establish a series of Preferred Shares of the Corporation, the Series A Participating Cumulative Preferred Shares, and to designate the rights, preferences and limitations of such shares, as set forth in Article FOURTH of this Restated Certificate of Incorporation;

(d) To increase the aggregate number of shares which the Corporation shall have authority to issue from 100 Common Shares, par value $1 per share, to 45,000,000 shares, consisting of 40,000,000 Common Shares, par value $1 per share and 5,000,000 Preferred Shares, par value $1 per share, as set forth in Article FOURTH of this Restated Certificate of Incorporation;

(e) To add a new Article FIFTH designating no preferential, preemptive or other subscription right for shares issued by the Corporation;

(f) To add a new Article SEVENTH designating the first calendar year for reporting by the Corporation under certain provisions of the Tax Law; and

(g) To add a new Article EIGHTH relating to transactions between the Corporation and interested shareholders.

4. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:



                               RESTATED
                     CERTIFICATE OF INCORPORATION
                                 OF
                     NEW USTC HOLDINGS CORPORATION

          UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

FIRST: The name of the Corporation is NEW USTC HOLDINGS CORPORATION.

SECOND: The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, to engage in the business of a bank holding company under the Federal Bank Holding Company Act of 1956, as heretofore amended and as the same may hereafter be amended (the "Bank Holding Company Act"), and to engage in any lawful act or activity which is or hereafter may be permitted to be performed by a bank holding company under the Bank Holding Company Act; provided that the Corporation is not formed to engage in any activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York is to be located in the City and County of New York.

FOURTH: The aggregate number of shares of all classes which the Corporation shall have the authority to issue is 45,000,000 shares consisting of 40,000,000 Common Shares, par value $1 per share, and 5,000,000 Preferred Shares, par value $1 per share.

The designations and the relative rights, preferences and limitations of the shares of each class, and the authority hereby vested in the Board of Directors of the Corporation to establish and to fix the numbers, designations and relative rights, preferences and limitations of each series of Preferred Shares, are as follows:

1. The Preferred Shares may be issued from time to time by the Board of Directors in one or more series and, subject only to the provisions of this Article FOURTH and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of, or providing for a change in the number of, shares of any particular series, and by filing a certificate of amendment of the Certificate of Incorporation of the Corporation pursuant to the Business Corporation Law, to establish or change the number of shares to be included in each such series and to fix the designation and relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, determination of the following:

(a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Shares shall not exceed the aggregate number of Preferred Shares authorized above);

(b) the times at which and the conditions under which dividends shall be payable on shares of such series, the annual dividend rate thereon, whether dividends shall be cumulative and, if so, from which date or dates, and the status of such dividends as participating or non-participating;

(c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund or redemption or purchase account;

(e) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or shares of any series of any class, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment thereof, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights otherwise provided by law, and, if so, the terms of such voting rights;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(h) any other relative rights, preferences and limitations of such series.

2. All Preferred Shares shall be of equal rank with each other regardless of series. In case the stated dividends and the amounts payable on liquidation are not paid in full, the Preferred Shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

3. The Preferred Shares of any one series shall be identical with each other in all respects except as to the dates from which cumulative dividends, if any, thereon shall be cumulative.

4. Subject to the rights of the Preferred Shares, dividends may be paid upon the Common Shares as and when declared by the Board of Directors out of any funds legally available therefor.

5. Upon any liquidation, dissolution or winding up of the affairs of the Corporation (which shall not be deemed to include a consolidation or merger of the Corporation, or the sale of all or substantially all of the Corporation's assets, into, with or to any other corporation or Corporations), whether voluntary or involuntary, and after the holders of the Preferred Shares shall have been paid in full the amounts, if any, to which they respectively shall be entitled or provision for such payment shall have been made, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Shares.

6. There is hereby established a series of the Corporation's authorized Preferred Shares, to be designated as the Series A Participating Cumulative Preferred Shares, par value $1 per share. The relative rights, preferences and limitations of the Series A Preferred Shares, insofar as not already fixed by any other provision of this Certificate of Incorporation shall, as fixed by the Board of Directors of the Corporation in the exercise of authority conferred by this Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law, be as follows:

(i) Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Shares" (the "Series A Preferred Shares"). The par value of each share of the Series A Preferred Shares shall be $1. The number of shares initially constituting the Series A Preferred Shares shall be 300,000; provided, however, that the number of Series A Preferred Shares may be increased, by an amendment of this paragraph (i) of this Section 6, approved by the Board of Directors of the Corporation, if within the authority of the Board of Directors of the Corporation under Article FOURTH of the Certificate of Incorporation, to such greater number of Series A Preferred Shares as are at any time issuable upon exercise of the Rights (the "Rights") issued pursuant to the Rights Agreement dated as of September 1, 1995, between the Corporation and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement").

(ii) Dividends or Distributions.

(a) subject to the prior and superior rights of the holders of shares of any other series of Preferred Shares or other class or series of capital stock of the Corporation ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of shares of the Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of the Series A Preferred Shares, in the amount of $25 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Shares pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares, and (3) dividends payable in cash on the payment date for each cash dividend declared on the Common Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each Common Share. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in Common Shares), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of the Series A Preferred Shares a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each Common Share. As used in this Section 6, the "Formula Number" shall be 100; provided, however, that if at any time after the Record Date (as defined in the Rights Agreement), the Corporation shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or make any distribution on the Common Shares in Common Shares, (ii) subdivide (by a stock split or otherwise) the outstanding Common Shares into a larger number of Common Shares or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Common Shares that are outstanding immediately after such event and the denominator of which is the number of Common Shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided, further, that if at any time after the Corporation shall issue any shares of its capital stock in a reclassification or change of the outstanding Common Shares (including any such reclassification or change in connection with a merger in which the Corporation is the surviving corporation), then in each such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change;

(b) the Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (ii)(a) above immediately prior to or at the same time it declares a dividend or distribution on the Common Shares (other than a dividend or distribution solely in Common Shares); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in Common Shares) shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next Quarterly Dividend Payment Date, a dividend of $25 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Shares;

(c) dividends shall begin to accrue and be cumulative on outstanding
Series A Preferred Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Preferred Shares; provided, however, that dividends on Series A Preferred Shares which are originally issued after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on Series A Preferred Shares which are originally issued prior to the record date for the first Quarterly Dividend Payment, shall be calculated as if cumulative from and after the March 1, June 1, September 1 or December 1, as the case may be, next preceding the date of original issuance of such Series A Preferred Shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding;

(d) so long as any shares of the Series A Preferred Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Shares unless, in each case, the dividend required by this paragraph (ii) to be declared on the Series A Preferred Shares shall have been declared and paid or set apart;

(e) the holders of the shares of Series A Preferred Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

(iii) Voting Rights. The holders of shares of Series A Preferred Shares shall have the following voting rights:

(a) each holder of Series A Preferred Shares shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of the Series A Preferred Shares held of record on each matter on which holders of the Common Shares or shareholders generally are entitled to vote, multiplied by the number of votes per share which the holders of the Common Shares or shareholders generally then have with respect to such matter;

(b) except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Shares and the holders of shares of Common Shares shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation;

(c) if at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Shares are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, subject to any limitation set forth in this Certificate of Incorporation on the maximum number of directors then allowable. In addition to voting together with the holders of Common Shares for the election of other directors of the Corporation, the holders of record of the Series A Preferred Shares, voting separately as a class to the exclusion of the holders of Common Shares, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of such additional directors, if any, of the Corporation, the holders of any Series A Preferred Shares being entitled to cast a number of votes per share of the Series A Preferred Shares equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time by, and be removed without cause only by, the affirmative vote of the holders of the Series A Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected director pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two or such other number of directors as shall have been added pursuant to the provisions of this subsection (c). The voting rights granted by this subsection (c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Shares in this paragraph (iii);

(d) except as provided herein, in paragraph (xi) or by applicable law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for authorizing or taking any corporate action.

(iv) Certain Restrictions.

(a) whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in paragraph (ii) of this Section 6 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not

(1) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

(2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

(4) purchase or otherwise acquire for consideration any shares of Series
A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes;

(b) the Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this paragraph (iv), purchase or otherwise acquire such shares at such time and in such manner.

(v) Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $100 per share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(vi) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed.

(vii) Redemption; No Sinking Fund.

(a) the Series A Preferred Shares shall not be redeemable at the option of the Corporation except as set forth in this paragraph (vii). The outstanding Series A Preferred Shares may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time at which, in the good faith determination of the Board of Directors no person beneficially owns more than 10% of the aggregate voting power represented by all the outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors of the Corporation, at a cash price per share equal to (i) 125% of the product of the Formula Number times the Market Value (as such term is hereinafter defined) of the Common Shares, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest. The "Market Value" on any date shall be deemed to be the average of the daily closing prices, per share, of the Common Shares for the 30 consecutive Trading Days immediately prior to the date in question. The closing price for each Trading Day shall be the last sale price, regular way, or, in case no such sale take place on such Trading Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system if the Common Shares are listed or admitted to trading on a national securities exchange or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such Trading Day the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Corporation. If on any such Trading Day no market maker is making a market in the Common Shares, the closing price of such Common Shares on such Trading Day shall be deemed to be the fair value of the Common Shares as determined in good faith by the Board of Directors of the Corporation. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close;

(b) the shares of Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

(viii) Ranking. The Series A Preferred Shares shall rank equally and on a parity with all other series of Preferred Shares of the Corporation with respect to the payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(ix) Fractional Shares. The Series A Preferred Shares shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares. The Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Shares, may elect (1) to issue certificates evidencing such authorized fraction of a share of Series A Preferred Shares or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Shares pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation, provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Shares.

(x) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by resolution of the Board of Directors.

(xi) Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Shares as provided herein shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding Series A Preferred Shares, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66 2/3% of the outstanding Series A Preferred Shares shall be deemed to apply to the powers, preferences, rights or privileges of any holder of Series A Preferred Shares originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

FIFTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential, preemptive or other right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights, to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation other than as the Board of Directors in its discretion may from time to time determine on such terms and conditions as the Board of Directors may from time to time fix.

SIXTH: The Secretary of State is designated as agent of the Corporation upon whom process against it may be served. The mail post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is 114 West 47th Street, New York, New York 10036.

SEVENTH: The accounting period which the Corporation intends to establish as its first calendar or fiscal year for reporting the franchise tax imposed by Article Nine-A of the Tax Law of the State of New York is the period ending December 31, 1995.

EIGHTH: (A) Except as provided in paragraph (B), the affirmative vote, at a meeting of the shareholders of the Corporation, of (i) the holders of at least 80% of the combined voting power of the then outstanding Voting Shares (as hereinafter defined) of the Corporation and (ii) the holders of at least a majority of the combined voting power of the then outstanding Voting Shares of the Corporation held by Disinterested Shareholders (as hereinafter defined), in each case voting together as a single class, shall be required prior to and as a condition to the consummation of any Business Combination (as hereinafter defined). Such vote shall be in addition to any shareholder vote required without reference to this Article EIGHTH, and shall be required notwithstanding that no vote may otherwise be required, or that some lesser percentage may be specified, by law, by this certificate of incorporation, by the Corporation's bylaws or otherwise.

(B) The provisions of paragraph (A) shall not apply to a particular Business Combination, and such Business Combination shall require only such shareholder vote or approval (if any) as would be required without reference to this Article EIGHTH, if either (I) the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), whether such approval is given before or after the transaction in which the Interested Shareholder (as hereinafter defined) became an Interested Shareholder, or (II) all the conditions set forth in subparagraphs (1) through (5) below are satisfied.

(1) The transaction constituting the Business Combination shall provide that the holders of Common Shares shall receive a consideration in exchange for their Common Shares, and the aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any Common Shares of which the Interested Shareholder is the Beneficial Owner (as hereinafter defined) which were acquired (i) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or (ii) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

(b) the Fair Market Value per Common Share on the Announcement Date or on the date on which the Interested Shareholder became an Interested
Shareholder, whichever is higher; and

(c) (if applicable) the price per share equal to the Fair Market Value per Common Share determined pursuant to clause (b) immediately preceding multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any Common Shares of which the Interested Shareholder is the Beneficial Owner which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per Common Share on the first day in such two-year period on which the Interested Shareholder was the Beneficial Owner of any Common Shares.

(2) If the transaction constituting the Business Combination shall provide that the holders of any class of outstanding Voting Shares other than Common Shares shall receive a consideration in exchange for their shares, the aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of such Voting Shares shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (B)(2) shall be met with respect to every class of outstanding Voting Shares other than Common Shares, whether or not the Interested Shareholder is the Beneficial Owner of any shares of a particular class of such Voting Shares):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares of which the Interested Shareholder is the Beneficial Owner which were acquired (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(c) the Fair Market Value per share of such class of Voting Shares on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher; and

(d) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Shares determined pursuant to clause (c) immediately preceding multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Shares of which the Interested Shareholder is the Beneficial Owner which were acquired within the two-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of such class of Voting Shares on the first day in such two-year period on which the Interested Shareholder was the Beneficial Owner of any shares of such class of Voting Shares.

(3) The consideration to be received in such Business Combination by holders of a particular class of outstanding Voting Shares (including Common Shares) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Shares of which the Interested Shareholder is the Beneficial Owner and, if the Interested Shareholder is the Beneficial Owner of shares of any class of Voting Shares which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class of Voting Shares of which the Interested Shareholder is the Beneficial Owner.

(4) After such Interested Shareholder became an Interested Shareholder and prior to the consummation of such Business Combination, (a) such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary (as hereinafter defined), or made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation, except any such change, contract, arrangement or understanding as may have been approved by a majority of the Continuing Directors, (b) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on any outstanding Preferred Shares or other shares of the Corporation entitled to a preference over Common Shares as to dividends or upon liquidation; (c) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), unless approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; (d) such Interested Shareholder shall not have become the Beneficial Owner of any additional Voting Shares subsequent to the transaction in which it became an Interested Shareholder; and (e) there shall have always been at least three Continuing Directors on the Board of Directors of the Corporation.

(5) Whether or not required by law, a proxy or information statement complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall have been mailed to all holders of Voting Shares for the purpose of soliciting shareholder approval of such Business Combination at least 30 days prior to the consummation thereof. Such proxy or information statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished to the Corporation in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the Disinterested Shareholders (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee by the Corporation for its services following the receipt by the Corporation of such opinion).

(C) For the purposes of this Article EIGHTH:

(1) The term "Business Combination" means (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder (in a single transaction or a series of related transactions) of all or a Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a Subsidiary) or all or a Substantial Part of the assets of a Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with a Subsidiary (in a single transaction or a series of related transactions) of all or a Substantial Part of the assets of an Interested Shareholder; (iii) any merger or consolidation of the Corporation or any Subsidiary into or with an Interested Shareholder or into or with another Corporation or company which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of an Interested Shareholder, in each case irrespective of which Corporation or company is the surviving entity in such merger or consolidation; (iv) the issuance or transfer of any securities of the Corporation or a Subsidiary by the Corporation or a Subsidiary to an Interested Shareholder, with the exception of securities which, when aggregated with all such securities so issued or transferred within the preceding five years to such Interested Shareholder and the Affiliates and Associates (as hereinafter defined) of such Interested Shareholder, or any of them, have a Fair Market Value of less than $13 million, determined in each case as of the time of each issuance or transfer in question and with the exception of an issuance of securities upon conversion of convertible securities of the Corporation or of a Subsidiary which were not acquired by the Interested Shareholder (or any such Affiliate or Associate) from the Corporation or any Subsidiary;
(v) any reclassification of securities (including any reverse stock split or consolidation of shares), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries, or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares or amount of any class of equity security of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder; (vi) any merger of the Corporation into a Subsidiary, or any consolidation between the Corporation and a Subsidiary, unless the surviving or consolidated corporation or company, as the case may be, has a provision in its certificate of incorporation identical or substantially similar to this Article EIGHTH; (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or (viii) any agreement, contract or other arrangement providing for any of the transactions hereinabove described in this definition of Business Combination.

(2) "Interested Shareholder" at any particular time means, with respect to any Business Combination, any Person (as hereinafter defined) (other than the Corporation or any Subsidiary) who or which (i) is the Beneficial Owner of 10% or more of the outstanding Voting Shares, (ii) is an Affiliate of the Corporation and at any time within the preceding five years was the Beneficial Owner of 10% or more of the then outstanding Voting Shares or
(iii) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares of which any Interested Shareholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction or series of related transactions not involving any public offering within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). "Person" means any individual, firm, corporation, company or other entity.

(3) A Person shall be considered the "Beneficial Owner" of any Voting Shares (i) which are owned beneficially (whether or not owned of record) by such Person or by any Affiliate or Associate of such Person, (ii) which such Person or any Affiliate or Associate of such Person has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are owned beneficially (whether or not owned of record) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding with respect to acquiring, holding, voting or disposing of any Voting Shares or acquiring, holding or disposing of all or a Substantial Part of the assets of the Corporation or a Subsidiary. For the purpose only of determining whether a Person is the Beneficial Owner of 10% or more of the outstanding Voting Shares, such outstanding shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and of which such Person is deemed to be the Beneficial Owner pursuant to the foregoing provisions of this subparagraph (3). In addition to such provisions, for all purposes of this Article EIGHTH, a Person shall be deemed to be the Beneficial Owner of Voting Shares if such Person is deemed the beneficial owner thereof pursuant to Rule 13d-3 under the Exchange Act.

(4) For the purpose of determining whether a Person is an Interested Shareholder pursuant to subparagraph (2) of this paragraph (C), the number of Voting Shares deemed to be outstanding shall include shares of which the Interested Shareholder is deemed the Beneficial Owner through application of subparagraph (3) of this paragraph (C) but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(5) "Disinterested Shareholder" means a shareholder of the Corporation who is not an Interested Shareholder or an Affiliate or an Associate of an Interested Shareholder.

(6) The term "Voting Shares" means shares of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this Article EIGHTH as one class.

(7) The term "Substantial Part" as used with reference to the assets of the Corporation, of any Subsidiary or of any Interested Shareholder means assets having a value of more than 5% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ended prior to the time the determination is being made.

(8) For purposes of paragraph (B) of this Article EIGHTH, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be adopted or effected), the term "consideration other than cash to be received" shall include (without limitation) Common Shares of the Corporation retained by shareholders of the Corporation other than Interested Shareholders who are parties to such Business Combination.

(9) "Continuing Director" means a member of the Board of Directors of the Corporation who is not an Affiliate or an Associate of an Interested Shareholder and not a representative or nominee of an Interested Shareholder and who either (i) was first elected as a director prior to the date as of which an Interested Shareholder who or which proposes to enter into or be a party to or involved in a Business Combination became an Interested Shareholder or (ii) was designated (before his initial election as a director) as a continuing Director by a majority of the then Continuing Directors.

(10) "Affiliate" means a Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and in addition means any "affiliate" as that term is defined in Rule 12b-2 under the Exchange Act (the term "registrant" in such Rule 12b-2 meaning in this case the Corporation).

(11) "Associate" means (i) any corporation, company or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 5% or more of any class (or series thereof) of equity securities, (ii) any trust or other estate in which a Person has a 5% or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (iii) any spouse of a Person,
(iv) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse, and (v) any "associate" as that term is defined in such Rule 12b-2 (the term "registrant" in such Rule 12b-2 meaning in this case the Corporation).

(12) "Subsidiary" means any corporation or company of which a majority of any class (or series thereof) of equity security (as defined in Rule 3a11-1 under the Exchange Act) is owned, directly, or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (2) of this paragraph (C), the term "Subsidiary" shall mean only a corporation or company of which a majority of each class (or series thereof) of equity security is owned, directly or indirectly, by the Corporation.

(13) "Fair Market Value" means: (1) in the case of shares, the highest closing sale price during the 30-day period immediately preceding the date in question of a share on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such class of shares is not quoted on the Composite Tape, on the New York Stock Exchange, or if such class is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price (or highest closing bid quotation if such closing sale price is not reported) with respect to such shares during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Continuing Directors in good faith; and (2) in the case of property other than cash or shares, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(14) As used in the definition of Business Combination, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Interested Shareholder but also a series of separate transactions with an Interested Shareholder and any Affiliate or Associate of such Interested Shareholder.

(15) An Interested Shareholder shall be deemed to have acquired a share of the Corporation at the time when such Interested Shareholder became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to an Interested Shareholder under the foregoing definition of Beneficial Owner, if the price paid by such Interested Shareholder for such shares is not determinable, the price so paid shall be deemed to be the higher of (a) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (b) the market price of the shares in question at the time when the Interested Shareholder became the Beneficial Owner thereof.

(D) A majority of the Continuing Directors shall have the power to determine for the purposes of this Article EIGHTH, on the basis of information known to them, (i) whether a Person is an Interested Shareholder, (ii) the number of Voting Shares of which any Person is the Beneficial Owner, (iii) whether a Person is an Affiliate or Associate of another, (iv) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph
(3) of paragraph (C), (v) whether the assets subject to any Business Combination constitute a "Substantial Part" as hereinabove defined, (vi) whether two or more transactions constitute a "series of related transactions" as hereinabove defined and (vii) any matters referred to in subparagraph (15) of paragraph (C). Any such determination made in good faith shall be binding and conclusive on all parties.

(E) Any amendment, change or repeal of this Article EIGHTH, or any other amendment of this certificate of incorporation which would have the effect of modifying or permitting circumvention of this Article EIGHTH, shall require the affirmative vote, at a meeting of shareholders of the Corporation, of (i) the holders of at least 80% of the combined voting power of the then outstanding Voting Shares and (ii) the holders of at least a majority of the combined voting power of the then outstanding Voting Shares held by Disinterested Shareholders, in each case voting together as a single class; provided, however, that this paragraph (E) shall not apply to, and such 80% vote and such majority vote shall not be required for, any such amendment, change or repeal recommended to shareholders by a majority of the Continuing Directors and any such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the New York Business Corporation Law. For purposes of this paragraph (E) only, if at the time when any such amendment, change or repeal is under consideration there is no proposed Business Combination (in which event clause (i) of the definition of Continuing Director in subparagraph (C)(9) above would be inapplicable), the "Continuing Directors" shall be deemed to be those persons who were members of the Board of Directors of the Corporation at the time when the amendment of this certificate of incorporation to add this Article EIGHTH was approved by shareholders plus those persons who are Continuing Directors pursuant to clause (ii) of subparagraph (C)(9).

(F) Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(G) The fact that any Business Combination complies with the provisions of this Article EIGHTH shall not be construed to impose any fiduciary obligation on the Board of Directors, or any member thereof, to approve such Business Combination or to recommend its adoption or approval by the shareholders of the Corporation.

NINTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders or any of them for damages for any breach of duty in such capacity, except as may otherwise be required by applicable law. Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to, or at the time of, such repeal or modification.

5. This Restated Certificate of Incorporation and the amendments set forth herein have been duly authorized by the Board of Directors by unanimous written consent, followed by the unanimous written consent of the shareholders of the Corporation pursuant to Sections 708(b) and 615(a), respectively, of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned have executed this Restated
Certificate of Incorporation on this 29th day of August, 1995 and affirmed that the statements made herein are true under penalties of perjury.

	/s/H. Marshall Schwarz
	H. Marshall Schwarz
		Chairman of the Board

	/s/Carol A. Strickland
	Carol A. Strickland
	Secretary

                        E X H I B I T   5

INTERNAL REVENUE SERVICE                DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202


Date: July 27, 1995                   Employer Identification Number:
                                           13-5459866


UNITED STATES TRUST COMPANY OF        File Folder Number:
  NEW YORK                                 133000702
C/O JEROME J. COHEN                   Person to Contact:
CARTER, LEDYARD & MILBURN                 LOW-SHU WONG
2 WALL STREET                         Contact Telephone Number
NEW YORK, NY 10005                        (718) 488-2425
                                      Plan Name:
                                          401(K) PLAN & ESOP OF UNITED
                                          STATES TRUST COMPANY OF NEW YORK
                                          Plan Number: 001


Dear Applicant:

    We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanentrecords.

    Continued qualification of the plan under its present form will depend on its effect in operation. (See section1.401-
1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

    The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

    This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

    This determination is subject to your adoption of the proposed amendments submitted in your letter dated March 24, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

UNITED STATES TRUST COMPANY OF NEW YORK


    This determination is also subject to your adoption of the proposed amendments submitted in your letter(s) dated June 28, 1995. These proposed amendments should also be adopted on or before the date prescribed by the regulations under Code section 401(b).

    This determination letter is applicable for the amendment(s) adopted on October 25, 1994.

    This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

    At your request, this determination letter does not express an opinion, and may not be relied on with respect to, whether the nondiscrimination in amount requirement of Section
1.401(a)(4)-1(b)(2) of the regulations has been satisfied.

    This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

    This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

    This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended in the Uruguay Round Agreements Act, Pub. L. 103-465.

    We have sent a copy of this letter to your representative as indicated in the power of attorney.

UNITED STATES TRUST COMPANY OF NEW YORK


    If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                             Sincerely yours,


                          /s/Herbert J. Huff
                             Herbert J. Huff
                             District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans






















                                               Letter 835 (DO/OG)

                        E X H I B I T   23

                                                       Exhibit 23


                CONSENT OF INDEPENDENT ACCOUNTANTS



    We consent to the incorporation by reference, in this Registration Statement on Form S-8 of U.S. Trust Corporation, formerly New USTC Holdings Corporation ("New U.S. Trust"), pertaining to the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan"), of our report dated February 14, 1995, which includes an explanatory paragraph regarding the adoption of new accounting standards for income taxes and postretirement benefits other than pensions, on our audits of the consolidated financial statements of U.S. Trust Corporation (the former parent of New U.S. Trust) and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in the Quarterly Report on Form 10-Q of New U.S. Trust for the quarter ended June 30, 1995. We also consent to the incorporation by reference in this Registration Statement of our report dated April 25, 1995, on our audits of the financial statements of the Plan as of December 31, 1994 and 1993, and for the years then ended, which report is included in the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 1994.



                                  Coopers & Lybrand L.L.P.







New York, New York
September 2, 1995